Exhibit 99.1

Playboy Reports Third Quarter 2026 Financial Results

Third Quarter Revenue of $31.7 Million, an Increase of 9.4%; Net Income of $1.9 Million, an Increase of 305%; and Adjusted EBITDA of $7.9 Million, an Increase of 95%

Playboy Signs Agreement to Acquire Property for Future Membership Club in Miami Beach

LOS ANGELES – November 5, 2026 (GLOBE NEWSWIRE) – Playboy, Inc. (NASDAQ: PLBY) (the “Company” or “Playboy”), a global pleasure and leisure company connecting consumers with products, content, and experiences that help them lead happier, more fulfilling lives, today announced financial and operational results for its third quarter ended September 30, 2026.

Financial Summary

($ in millions)	Q3 2026	Q3 2025	% Change
Revenues	$31.71	$28.99	9%
Operating Expenses	$(27.71)	$(27.63)	—%
Operating Income	$4.00	$1.37	193%
Net Income	$1.86	$0.46	305%
Adj. EBITDA (non-GAAP)	$7.92	$4.07	95%

Third Quarter 2026 & Recent Operational Highlights

•Licensing revenue grew to $12.6 million, up 5.3% year-over-year. China licensing revenue increased by $1.2 million, or nearly 40% year-over-year, driven by three new licensing agreements with a combined contract value of approximately $15.0 million. Licensing segment operating income increased by 41.1% to $10.9 million.

•Honey Birdette revenue grew to $18.4 million, or 12.1% year-over-year, led by full-price sales and U.S. e-commerce, while direct-to-consumer gross margin expanded approximately 140 basis points to 62.2%.

•In November, the Company signed an agreement to acquire a property in Miami Beach, currently operated as the Freehand Hotel, to develop it into a private members club. The Company also signed a term sheet with two proven partners to develop and operate the club, who will also invest in the club alongside the Company.

•Playboy magazine’s relaunch continued with the summer 2026 issue starring Cara Delevingne and the fall 2026 issue featuring Charli XCX, which reached newsstands on September 29, 2026.

•The Playboy by Honey Birdette model search drew roughly 48,000 contestants and more than 200,000 paying voters—about three times the contestants of the prior contest—and its revenue surpassed $1 million, more than double Playboy’s prior contest. Based on the deal structure, the Company recognized net profit, not total revenue, from the contest. In October, Playboy also launched its 2026 Great Playmate Search.

•Through September 30, 2026, the Company repurchased 4.8 million shares of its stock for $5.0 million, representing the first two of four scheduled installments. Subsequent to quarter-end, The Million S.a.r.l., an affiliate of Byborg Enterprises SA and one of the Company’s backstop purchasers and largest investors, purchased 4.8 million shares comprising the third installment directly from the sellers at $1.05 per share.

Management Commentary

Ben Kohn, Chief Executive Officer of Playboy, commented: “Our third quarter results not only showed our revenue growth potential, with revenue growing 9.4%, but also our operating leverage inherent to our asset light model, with operating income increasing to $4.0 million from $1.4 million a year ago, net income rising to $1.9 million from $0.5 million, and adjusted EBITDA of $7.9 million, our seventh consecutive quarter of positive adjusted EBITDA.

“Each of our core businesses contributed to our positive results. Licensing growth accelerated, led by three new licensing agreements in China with a total value of $15.0 million, and the business remains anchored by $324.0 million of contractual minimum guarantees. Honey Birdette grew 12.1% while expanding margins. Our content engine continues to keep Playboy at the center of culture, with Charli XCX on our fall cover following Cara Delevingne in the summer, and our fan-voting franchise continues to build with the 2026 Great Playmate Search now underway.

“We also recently signed a deal to acquire a property in Miami Beach for a new Playboy members club. The new club will be a foundational piece of our hospitality strategy. We continue to pursue our asset-light business model, in which the Playboy brand serves as the foundation for licensing, media and hospitality. While we have committed to using approximately $5.0 million of cash from our balance sheet, we expect to recoup that investment from the sale of memberships in the future,” concluded Kohn.

Third Quarter 2026 Financial Results

Total revenue increased to $31.7 million, or by 9.4%, compared to $29.0 million in the third quarter of 2025. The increase in revenue was primarily due to continued strong performance of Honey Birdette, higher licensing royalties from China, and higher magazine and paid-voting revenue.

Direct-to-consumer revenue increased to $18.4 million, or by 12.1%, compared to $16.4 million in the third quarter of 2025. The increase was driven by continued strong full-price sales of Honey Birdette products, particularly e-commerce sales in the United States and retail sales in Australia. Direct-to-consumer gross margin improved to 62.2% from 60.8% in the prior-year quarter, as the Company continues to realize higher levels of operating leverage.

Licensing revenue grew to $12.6 million, or by 5.3%, compared to $12.0 million in the third quarter of 2025. The increase was primarily due to $1.2 million of higher royalty revenues from the Company’s licensing business in China, driven by three new licensing agreements.

Operating expenses were $27.7 million, essentially unchanged from the third quarter of 2025.

Operating income increased to $4.0 million, or by 193%, compared to $1.4 million in the third quarter of 2025, primarily reflecting higher gross profit from revenue growth, lower legal expenses and the release of a U.S. sales tax reserve.

Net income increased 305% to $1.9 million, or $0.02 per share, compared to $0.5 million, or less than a cent per share, in the third quarter of 2025.

Adjusted EBITDA increased 95% to $7.9 million, compared to $4.1 million in the third quarter of 2025. The third quarter marked the Company’s seventh consecutive quarter of positive adjusted EBITDA.

As of September 30, 2026, the Company had $34.9 million in total cash, including $5.2 million of restricted cash, after funding the $3.0 million share repurchase installment in August.

Conference Call

Management will host an investor conference call at 5:00 p.m. Eastern time today, Thursday, November 5, 2026, to discuss the Company’s third quarter 2026 financial results, provide a corporate update, and conclude with taking questions from telephone participants. To participate, please use the following information:

Q3 2026 Earnings Conference Call

Date: Thursday, November 5, 2026
Time: 5:00 p.m. Eastern time
U.S. Dial-in: 1-877-423-9813
International Dial-in: 1-201-689-8573
Conference ID: 13762643
Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1776030&tp_key=ac4d988b5b

Please join at least five minutes before the start of the call to ensure timely participation.

A telephone playback of the call will be available through Saturday, December 5, 2026. To listen, please call 1-844-512-2921, using replay pin number 13762643. A webcast replay will be available using the webcast link above.

About Playboy, Inc.

Playboy (Nasdaq: PLBY) is a global pleasure and leisure company, built on one of the most globally recognized brands. By leveraging its iconic intellectual property, Playboy pursues an asset-light model across licensing, digital content, consumer products and experiential offerings, helping consumers worldwide to live more fulfilling lives. To learn more, please visit https://investors.playboy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect”, “estimate”, “project”, “budget”, “forecast”, “anticipate”, “intend”, “plan”, “may”, “will”, “could”, “should”, “believes”, “predicts”, “potential”, “continue”, and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, growth plans and anticipated financial impacts of its strategic opportunities and corporate transactions.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Factors that may cause such differences include, but are not limited to: (1) the inability to maintain the listing of the Company’s shares of common stock on Nasdaq; (2) the risk that the Company’s completed or proposed transactions disrupt the Company’s current plans and/or operations, including the risk that the Company does not complete any such proposed transactions or achieve the expected benefits from any transactions; (3) the ability to recognize the anticipated benefits of corporate transactions, commercial collaborations, cost reduction initiatives and proposed transactions, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, and the Company’s ability to retain its key employees; (4) costs related to being a public company, corporate transactions, commercial collaborations and proposed transactions; (5) changes in applicable laws or regulations; (6) the possibility that the Company may be adversely affected by global hostilities, supply chain delays, inflation, interest rates, tariffs, foreign currency exchange rates or other economic, business, and/or competitive factors; (7) risks relating to the uncertainty of the projected financial information of the Company, including changes in the Company’s estimates of cash flows and the fair value of certain of its intangible assets, including goodwill; (8) risks related to the organic and inorganic growth of the Company’s businesses, and the timing of expected business milestones; (9) changing demand or shopping patterns for the Company’s products and services; (10) failure of licensees, suppliers or other third-parties to fulfill their obligations to the Company; (11) the Company’s high concentration of licensing revenue from a small number of licensees; (12) the Company’s ability to comply with the terms of its indebtedness and other obligations; (13) changes in financing markets or the inability of the Company to obtain financing on attractive terms; and (14) other risks and uncertainties indicated from time to time in the Company’s Annual Report on Form 10-K, including those under “Risk Factors” therein, and in the Company’s other filings with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive, and readers should not place undue reliance upon any forward-looking statements, which speak only as of the date which they were made. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Investor Relations Contact:
Lucas A. Zimmerman
Managing Director
MZ Group - MZ North America
+1 (949) 259-4987
PLBY@mzgroup.us or investors@playboy.com

Public Relations Contact: press@playboy.com

Playboy, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net revenues	$31,714	$28,994	$93,168	$86,017
Costs and expenses:
Cost of sales	(7,411)	(6,954)	(25,351)	(25,746)
Selling and administrative expenses	(21,164)	(20,434)	(64,154)	(68,197)
Impairments	—	(245)	—	(2,087)
Other operating income (expense), net	864	5	1,674	(764)
Total operating expenses	(27,711)	(27,628)	(87,831)	(96,794)
Operating income (loss)	4,003	1,366	5,337	(10,777)
Nonoperating (expense) income:
Interest expense, net	(2,565)	(1,926)	(7,282)	(5,721)
Other income, net	628	460	2,155	1,662
Total nonoperating expense	(1,937)	(1,466)	(5,127)	(4,059)
Income (loss) before income taxes	2,066	(100)	210	(14,836)
(Expense) benefit from income taxes	(202)	560	(2,111)	(1,424)
Net income (loss)	1,864	460	(1,901)	(16,260)
Net income (loss) per share, basic and diluted	$0.02	$—	$(0.02)	$(0.17)
Weighted-average shares outstanding, basic	105,243,744	102,503,857	111,459,543	96,558,050
Weighted-average shares outstanding, diluted	106,109,353	112,540,226	111,459,543	96,558,050

Adjusted EBITDA Reconciliation
This press release presents the financial measure earnings (net income or loss) before interest, income tax expense or benefit, and depreciation and amortization (“EBITDA”). “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other special items determined by management. Adjusted EBITDA is intended as a supplemental measure of the Company’s performance that is neither required by, nor presented in accordance with, GAAP. The Company believes that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, investors should be aware that when evaluating EBITDA and Adjusted EBITDA, the Company may incur future expenses similar to those excluded when calculating these measures. In addition, the Company’s presentation of these measures should not be construed as an inference that its future results will be unaffected by unusual or nonrecurring items. The Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because not all companies calculate Adjusted EBITDA in the same fashion.
In addition to adjusting for non-cash stock-based compensation, non-cash charges for the fair value remeasurements of certain liabilities, non-recurring non-cash impairments and asset write-downs, the Company typically adjusts for non-operating expenses and income, such as nonrecurring special projects, including related consulting expenses, transition expenses, settlements, nonrecurring gain or loss on the sale of assets, expenses associated with financing activities, and reorganization and severance expenses that result from the elimination or rightsizing of specific business activities or operations.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. The Company compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. Investors should review the reconciliation of net income (loss) to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate the Company’s business.

The following table reconciles the Company’s net income (loss) to EBITDA and Adjusted EBITDA:

GAAP Net Income (Loss) to Adjusted EBITDA Reconciliation
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss)	$1,864	$460	$(1,901)	$(16,260)
Adjusted for:
Interest expense, net	2,565	1,926	7,282	5,721
Expense (benefit) from income taxes	202	(560)	2,111	1,424
Depreciation and amortization	729	747	2,381	2,329
EBITDA	5,360	2,573	9,873	(6,786)
Adjusted for:
Stock-based compensation	2,210	1,149	5,878	3,502
Transaction expenses	—	—	3,364	—
Licensing commissions settlement	—	—	—	2,400
Transition expenses	—	—	—	5,000
Severance	77	116	148	2,709
Impairments	—	245	—	2,087
Adjustments	277	(18)	644	1,001
Adjusted EBITDA	$7,924	$4,065	$19,907	$9,913